EXHIBIT 99.1

Contact: Randy Ramlo, Chief Executive Officer and President
or Dianne M. Lyons, Vice President/CFO, 319-399-5700

UNITED FIRE ANNOUNCES PRELIMINARY LOSS ESTIMATE FOR STORMS

CEDAR RAPIDS, IOWA - March 20, 2012 - United Fire Group, Inc. (NASDAQ: UFCS) today announced that it expects its first-quarter results through March to include pre-tax catastrophe losses, net of reinsurance, of approximately $13 million to $16 million. These losses are the result of several powerful storms that spawned multiple tornadoes and tore through Midwestern and Southeastern states in the last week of February, including Kansas, Missouri, Illinois, Indiana, Ohio, Kentucky, Tennessee and Alabama.

“The losses caused by these storms are tragic,” said Randy A. Ramlo, United Fire Group, Inc. president and CEO. “Our catastrophe claims team responded immediately and are working around the clock to support our independent agents and help our affected policyholders start the difficult process of rebuilding their lives and communities.”

About United Fire Group, Inc.
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc. is engaged in the business of writing property and casualty insurance, life insurance and selling annuities. Our company's net premiums written totaled $604.9 million and our market capitalization was $514.7 million on December 31, 2011.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states plus the District of Columbia, and represented by more than 1,300 independent agencies. Both United Fire and Mercer Insurance Company pooled groups are rated “A” (Excellent) by A.M. Best Company.

United Life Insurance Company is licensed in 33 states and represented by more than 900 independent life agencies. A.M. Best Company has rated the company “A-” (Excellent).

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.

EXHIBIT 99.1

Disclosure of Forward-looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.